Exhibit 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF CHITTENDEN CORPORATION

Except as otherwise noted, the business address of each of the following directors and/or executive officers of Chittenden Corporation, a Vermont corporation (“Chittenden”), is c/o Chittenden Corporation, Two Burlington Square, Burlington, VT 05402.

•	Paul A. Perrault. Mr. Perrault is the President, Chief Executive Officer and Chairman of the Board of Directors of Chittenden Corporation.

•	Kirk W. Walters. Mr. Walters is Executive Vice President, Chief Financial Officer and Treasurer of Chittenden Corporation.

•	John P. Barnes. Mr. Barnes is Executive Vice President of Chittenden.

•	John W. Kelly. Mr. Kelly is Executive Vice President of Chittenden.

•	Larry D. MacKinnon. Mr. MacKinnon is Senior Vice President and Chief Credit Policy Officer of Chittenden Corporation.

•	Danny H. O’Brien. Mr. O’Brien is Executive Vice President of Chittenden.

•	F. Sheldon Prentice. Mr. Prentice is Senior Vice President, General Counsel and Secretary of Chittenden.

•	Howard L. Atkinson. Mr. Atkinson is Chief Auditor of Chittenden.

•	Sally J. Crawford. Ms. Crawford is a director of Chittenden and a healthcare consultant.

•	Timothy P. Crimmins, Jr. Mr. Crimmins is President and Chief Executive Officer of The Bank of Western Massachusetts.

•	Philip M. Drumheller. Mr. Drumheller is a director of Chittenden and President of The Lane Press, Inc. The address of The Lane Press, Inc. is 87 Meadowland Drive, South Burlington, VT 05403.

•	John K. Dwight. Mr. Dwight is a director of Chittenden, and is President and CEO of Dwight Asset Management Company. The address of Dwight Asset Management Company is 100 Bank Street, Suite 800, Burlington, VT 05401.

•	James C. Garvey. Mr. Garvey is President and Chief Executive Officer of Flagship Bank.

•	Lyn Hutton. Ms. Hutton is a director of Chittenden and is Vice President and Chief Financial Officer of the John D. and Catherine T. MacArthur Foundation.

•	Samuel A. Ladd, III. Mr. Ladd is President and Chief Executive Officer of Maine Bank & Trust.

•	James C. Pizzagalli. Mr. Pizzagalli is a director of Chittenden and is Co-Chairman of Pizzagalli Construction Company and President of Pizzagalli Properties, LLC. The address for Pizzagalli Construction Company and Pizzagalli Properties, LLC is 50 Joy Drive, South Burlington, VT 05403.

•	Ernest A. Pomerleau. Mr. Pomerleau is a director of Chittenden and President of Pomerleau Real Estate. The address of Pomerleau Real Estate is 69 College Street, Burlington, VT 05402.

•	Mark W. Richards. Mr. Richards is a director of Chittenden, President of Richards, Gates, Hoffman & Clay Insurance and Trustee of Brattleboro Development Credit Corp. The address for Richards, Gates, Hoffman & Clay Insurance is 48 Harris Place, Brattleboro, VT 05301. The address for Brattleboro Development Credit Corp. is 76 Cotton Mill Hill, Brattleboro, VT 05301.

•	Pall D. Spera. Mr. Spera is a director of Chittenden and President of Pall Spera Company, Realtors LLC and Pall Spera Financial Group of Florida. The address for Pall Spera Company, Realtors LLC is Post Office Box 539, Stowe, VT 05672. The address for Pall Spera Financial Group of Florida is 118 Club Drive, Palm Beach Gardens, FL 33418.

•	Owen W. Wells. Mr. Wells is a director of Chittenden and is President, CEO and Trustee of the Libra Foundation and President and CEO of October Corporation. The address of the Libra Foundation and October Corporation is 3 Canal Plaza, Portland, ME 04112.